Exhibit 10.12

Arno Therapeutics, Inc.

4 Campus Drive, Second Floor

Parsippany, New Jersey 07054

August 19, 2010

Stefan Proniuk

[ADDRESS]

Dear Stefan:

This shall confirm our recent discussions with respect to certain terms of your employment with Arno Therapeutics, Inc. (the “Company”).  In particular, you hereby confirm that during the term of your employment with the Company, and for a period of one year thereafter, you will not, directly or indirectly, without the Company’s prior written consent:

(i)	solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii)	solicit the business of any customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

Notwithstanding paragraph (ii) above, nothing contained herein shall restrict your ability to work with or solicit the business of any of the numerous clinical trial centers and CROs, clinical study sites, laboratories, investigators, consultants, or other clinical trial vendors that perform services for the Company.

This letter shall serve as an amendment to that certain letter agreement between you and the Company dated January 31, 2008.

Please confirm your agreement with the foregoing by signing in the space below and returning a fully-executed copy of this letter to me.  We appreciate your efforts and contributions to the Company.

Arno Therapeutics, Inc.

/s/ David M. Tanen
David M. Tanen
President

Acknowledged and agreed to
this 22nd day of August, 2010:

/s/ Stefan Proniuk
Stefan Proniuk